SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

barnesandnoble.com inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The following letter was sent to employees of barnesandnoble.com inc. on or about May 4, 2004.

TO:	All Employees of Barnes & Noble.com

FROM:	Dorothy Schweska Director of Benefits

DATE:	May 4, 2004

SUBJECT:	Proposed Acquisition of Shares by Barnes & Noble, Inc. - Effect on Participants’ 401(k) Savings Plan Accounts

On May 27, 2004, the shareholders of Barnesandnoble.com inc. (“Barnes & Noble.com” or the “Company”) will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 8, 2004, among Barnes & Noble, Inc. and Barnes & Noble.com, et al., providing for the acquisition of Barnes & Noble.com by Barnes & Noble, Inc. If the Barnes & Noble.com stockholders approve and adopt the merger agreement, each issued and outstanding share of Barnes & Noble.com’s Class A common stock (other than shares held by Barnes & Noble, Inc., B&N.com Holding Corp. and their respective subsidiaries and any shares with respect to which appraisal rights have been properly perfected under Delaware law) will be converted into the right to receive $3.05 in cash, without interest and less any applicable withholding taxes.

Because Barnes & Noble.com employees currently have the election to direct all or part of their 401(k) Plan accounts to a fund that invests in Barnes & Noble.com common stock (via the Barnes & Noble.com Company Stock Fund (the “BNBN Fund”)), approval and adoption of the merger agreement will have an impact on the 401(k) Savings Plan Account.

Here are the key points you need to be aware of:

•	Blackout Period for New Investments. Effective 4:00 pm EDT on May 14, 2004, new investment elections or balance reallocations into the BNBN Fund will not be permitted This restriction will end on May 27, 2004 if the merger agreement is NOT approved and adopted. Please note that balance reallocations out of the BNBN Fund is not affected by this restriction.

•	If the merger agreement is approved and adopted, then upon such approval and adoption:

•	the BNBN Fund will no longer be offered as an investment option under the 401(k) Plan.

•	If you have a balance in the BNBN Fund, any cash proceeds received by the 401(k) Plan for your shares held in the BNBN Fund will be invested for you in the Managed Income Portfolio. This is currently the most conservative of the investment options available under the 401(k) Plan. You may choose to transfer all or part of your balance out of the Managed Income Portfolio at any time through the Fidelity website or toll free number referenced below.

•	If you have an outstanding election to make future investment contributions into the BNBN Fund, such contributions will be re-directed to the Managed Income Portfolio unless you change that investment election, which you can do at any time through the Fidelity website or toll free number.

•	The Company’s matching contributions to your account will automatically be invested in the Barnes & Noble, Inc. Company Stock Fund (the “BKS Fund”). In fact, the only contributions that can go into the BKS Fund are the Company matching contributions, and transfers into the BKS Fund are not permitted but transfers out of the fund can be made at any time.

•	If the merger agreement is NOT approved and adopted by the Company’s stockholders, then the BNBN Fund will continue as an investment option in the 401(k) Plan and all elections made by you with respect to such BNBN Fund will continue.

401(k) Plan participants can continue to manage their 401(k) Plan accounts subject to the conditions detailed above. Please access www.401k.com or call Fidelity at 800-421-3844 to update your investment elections or to reallocate your account balance among the available investment options.

If you have any questions, please contact Fidelity at 800-421-3844, or the Barnes & Noble Benefit department at 800-799-5335, for assistance.

This communication is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares to the Company. The Company has called a special meeting of its stockholders to vote on the merger and filed with the Securities and Exchange Commission and mailed to the Company’s stockholders the definitive proxy materials. Before making any voting or investment decisions, investors and security holders of the Company are urged to read the definitive proxy materials regarding the merger carefully in their entirety because they will contain important information about the proposed merger, including, among other things, the recommendation of the Company’s board of directors in respect of the merger. Copies of the definitive proxy materials and any amendments or supplements thereto may be obtained without charge at the SEC’s website at http://www.sec.gov or at the Company’s website at http://www.barnesandnoble.com/ir. Investors and stockholders also may obtain a free copy of the definitive proxy statement and other documents filed with, or furnished to, the SEC from the Company by directing a written request to barnesandnoble.com inc., 76 Ninth Avenue, New York, NY 10011; Attn. Investor Relations, Kevin M. Frain.

The Company, its directors, executive officers and certain members of management, employees and contractors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the approval of the merger. Information regarding such officers and directors and their ownership of the Company’s common stock is set forth in the Company’s Proxy Statement on Schedule 14A for the 2004 Special Meeting of Stockholders, filed with the SEC on May 3, 2004.